As filed with the Securities and Exchange Commission on January 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lomond Therapeutics Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	87-2959575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8 The Green Ste 8490

Dover, Delaware 19901
(212) 739-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LOMOND THERAPEUTICS, INC. 2024 STOCK PLAN

LOMOND THERAPEUTICS HOLDINGS, INC. 2024 EQUITY INCENTIVE PLAN

(Full title of the plans)

Iain Dukes
Chief Executive Officer and Chairman
8 The Green Ste 8490

Dover, Delaware 19901
(212) 739-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bardia Moayedi

Christopher L. Tinen

Sarah A. Hibbard
Snell & Wilmer L.L.P.
3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

(858) 434-5020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Lomond Therapeutics Holdings, Inc. (f/k/a Venetian-1 Acquisition Corp.) (the “Registrant”) adopted its 2024 Equity Incentive Plan (the “2024 Plan”) pursuant to which 1,759,608 shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) were reserved for future issuance following unanimous approval of the Registrant’s Board of Directors (the “Board”) on November 1, 2024, and unanimous approval by the stockholders on November 1, 2024.

On November 1, 2024, the Registrant, Lomond Acquisition Corp. (“Acquisition Sub”) and Lomond Therapeutics Operating Corporation, a privately held Delaware corporation (formerly known as Lomond Therapeutics, Inc.) (“Legacy Lomond”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on November 1, 2024, Acquisition Sub merged with and into Legacy Lomond, with Legacy Lomond continuing as the surviving corporation and our wholly-owned subsidiary.

Pursuant to the Merger Agreement, as of the Effective Time (as defined in the Merger Agreement) Legacy Lomond’s 2024 Stock Plan (the “Legacy Lomond 2024 Plan” and, together with the 2024 Plan, the “Plans”)) was terminated, and the Registrant assumed all options to purchase any common stock of Legacy Lomond pursuant to the Legacy Lomond 2024 Plan that remained outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, each becoming an option to purchase Common Stock of the Registrant, subject to adjustment pursuant to the terms of the Merger Agreement, of up to 4,329,627 shares of Common Stock of the Registrant.

This Registration Statement has been filed for the purpose of registering 6,089,225 shares of Common Stock under the Plans, consisting of (i) up to 4,329,617 shares of Registrant’s Common Stock issuable upon the exercise of the Legacy Lomond Options assumed by Registrant pursuant to the Merger Agreement and (ii) 1,759,608 shares of Registrant’s Common Stock issuable under the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to the participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

●	The Registrant’s Current Report on Form 8-K filed with the Commission on November 7, 2024, as amended on November 22, 2024, which contains the Registrant’s Form 10 Information reflecting its status as an entity that is not a shell company and Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

●	The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 27, 2024, including any amendment or report filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Names Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the below Exhibit Index and are incorporated by reference herein.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of Venetian-1 Acquisition Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 7, 2024).
4.2	Amended and Restated Bylaws of the Lomond Therapeutics Holdings, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 7, 2024).
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of EisnerAmper LLP
23.2*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).
99.1	Lomond Therapeutics, Inc. 2024 Stock Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.8 to the Registrant’s Current report on Form 8-K, filed with the Commission on November 7, 2024).
99.2	Lomond Therapeutics Holdings, Inc. 2024 Equity Incentive Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.9 to the Registrant’s Current report on Form 8-K, filed with the Commission on November 7, 2024).
107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware on January 21, 2025.

LOMOND THERAPEUTICS HOLDINGS, INC.

By:	/s/ Iain Dukes
Iain Dukes
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Lomond Therapeutics Holdings, Inc., hereby severally constitute and appoint Iain Dukes, our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Lomond Therapeutics Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Iain Dukes	Chief Executive Officer, Chairman and Director	January 21, 2025
Iain Dukes	(Principal Executive Officer)

/s/ Nikolay Savchuk	President, Chief Operating Officer and Director	January 21, 2025
Nikolay Savchuk	(Principal Financial and Accounting Officer)

/s/ Eddie Wang Rodriguez	Director	January 21, 2025
Eddie Wang Rodriguez

/s/ Carl Gordon	Director	January 21, 2025
Carl Gordon